                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          EVEREN CAPITAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                          EVEREN CAPITAL CORPORATION
                             77 WEST WACKER DRIVE
                         CHICAGO, ILLINOIS 60601-1694

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 6, 1997

                                                                  April 4, 1997

To the Holders of Common Stock of
EVEREN Capital Corporation:

  The Annual Meeting of Holders of Common Stock of EVEREN Capital Corporation ("EVEREN") will be held in the 22nd floor conference room of EVEREN's corporate headquarters at 77 West Wacker Drive, Chicago, Illinois 60601 on Tuesday, May 6, 1997 at 8:00 a.m. Chicago time for the following purposes:

  (1) To elect six (6) Directors, each to serve until the next annual meeting of stockholders or until his successor is elected and qualified;

  (2) To approve the EVEREN Capital Corporation Senior Management Incentive Compensation Plan;

  (3) To ratify the appointment of Deloitte & Touche LLP as EVEREN's independent accountants for 1997;

  (4) To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has determined that only stockholders of record of EVEREN's Common Stock as of the close of business on March 14, 1997 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors,

                                          Janet L. Reali
                                          Senior Executive Vice President,
                                          General Counsel and Secretary

                          EVEREN CAPITAL CORPORATION
                             77 WEST WACKER DRIVE
                         CHICAGO, ILLINOIS 60601-1694

                      PROXY STATEMENT DATED APRIL 4, 1997
           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 1997

                              GENERAL INFORMATION

  This proxy statement is being used in connection with the solicitation of proxies on behalf of the Board of Directors for use at the annual meeting of stockholders of EVEREN Capital Corporation ("EVEREN") on May 6, 1997. Only the holders of EVEREN's Common Stock, $.01 par value ("Common Stock"), are entitled to vote at the annual meeting. This proxy statement and the accompanying proxy card are first being mailed or delivered to stockholders on or about April 4, 1997.

  Proxy cards properly executed and received prior to the time of the annual meeting will be voted as directed. If a properly executed proxy card is received, but no direction is made, the proxy will be voted "FOR" any proposal for which no direction is indicated. Although a stockholder may have submitted a proxy, such stockholder may vote in person at the annual meeting if he or she desires. A stockholder voting by means of the enclosed proxy card has the power to revoke it at any time before it is exercised by delivering a written notice of revocation or a duly executed proxy bearing a later date to the corporate secretary of EVEREN at the address of EVEREN set forth above or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.

  Only holders of record as of the close of business on March 14, 1997, the record date for the determination of stockholders entitled to vote at the annual meeting, will be entitled to vote at the meeting. As of that record date, there were 17,085,969 shares of EVEREN's Common Stock issued and outstanding. Each share of Common Stock issued and outstanding on the record date entitles the holder to one vote on each matter to be acted upon at the annual meeting. The presence in person or by proxy of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the annual meeting.

  The expenses in connection with the solicitation of proxies will be borne by EVEREN. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of EVEREN who will not be specially compensated for such solicitation. EVEREN may request brokerage houses and other nominees or fiduciaries to forward copies of EVEREN's proxy material and Annual Report to beneficial owners of stock held in their names, and may reimburse them for reasonable out-of-pocket expenses incurred in so doing. EVEREN has retained D.F. King & Co., Inc. to assist in distributing proxy material and Annual Reports to such brokerage houses and other nominees or fiduciaries for a fee not to exceed $750, plus reasonable expenses.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

  On February 7, 1997, the Board of Directors, at the recommendation of the Nominating Committee, nominated James R. Boris, William T. Esrey, Jack Kemp, Homer J. Livingston, Jr., Stephen G. McConahey and William C. Springer to stand for re-election at the annual meeting and, if elected, they shall hold office until the 1998 annual meeting of stockholders of EVEREN, or until their respective successors have been elected and qualified. William M. Daley, who had been a director since 1995, resigned in January 1997 in connection with his appointment as U.S. Secretary of Commerce. Jack Kemp was appointed as a director of EVEREN in February 1997 to fill the vacancy created by Mr. Daley's resignation.

  The persons named on the enclosed proxy card (James R. Boris, Janet L. Reali and Stanley R. Fallis) have agreed to represent stockholders submitting properly executed proxy cards and to vote FOR the election of the six nominees listed herein, unless otherwise directed by the authority granted or withheld on the proxy cards. Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve as directors, if any one or more of the nominees shall not be available for election, the persons named on the proxy card have agreed to vote for the election of such other nominees as may be proposed by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE SIX NOMINEES.

  The names of the six nominees for election at this annual meeting and the principal occupations of all such persons during the past five years are as follows:

         DIRECTOR                                BIOGRAPHY
         --------          ----------------------------------------------------
 JAMES R. BORIS........... James R. Boris has been Chairman of the Board and
 Age 52                     Chief Executive Officer of EVEREN since its
 Director since 1995        inception in May 1995. Mr. Boris is Chairman of the
                            Board and Chief Executive Officer of EVEREN
                            Securities, Inc. (a wholly-owned subsidiary of
                            EVEREN) and has held such positions since January
                            1990. From January 1994 until September 1995, he
                            was also an Executive Vice President of Kemper
                            Corporation. From January 1990 until September
                            1995, he served on the board of directors of Kemper
                            Financial Companies, Inc. and the boards of its
                            major subsidiaries.
 WILLIAM T. ESREY......... William T. Esrey has been Chief Executive Officer of
 Age 57                     Sprint Corporation since 1985 and Chairman since
 Director since 1995        1990. He was also President of Sprint from 1985
                            until February 1996. He serves on the boards of
                            Sprint, The Equitable Life Assurance Society of the
                            United States, PanEnergy Corporation and General
                            Mills, Inc.
 JACK KEMP................ Since 1993, Jack Kemp has been a co-director of
 Age 61                     Empower America, a public policy and advocacy
 Director since 1997        organization he co-founded in 1993. Prior to
                            founding Empower America, Mr. Kemp served for four
                            years as Secretary of the U.S. Department of
                            Housing and Urban Development. He received the
                            Republican Party's nomination for Vice President in
                            August 1996. In 1995 he was named chairman of the
                            National Commission on Economic Growth and Tax
                            Reform. Mr. Kemp also serves on the boards of
                            American Bankers Insurance Group, Inc., Carson
                            Products Co., Oracle Corp. and Proxicom, Inc.
 HOMER J. LIVINGSTON, JR.. Homer J. Livingston, Jr. was Chief Executive Officer
 Age 61                     of The Chicago Stock Exchange from January 1993
 Director since 1995        until he retired in May 1995, following a 30-year
                            career in the commercial and investment banking
                            fields. Mr. Livingston previously served as
                            Chairman and Chief Executive Officer of The
                            Livingston Financial Group, a firm he started in
                            1988, that specialized in commercial bank
                            restructuring. Mr. Livingston serves as a board
                            member of the Peoples Energy Corporation and
                            American National Can Company.
 STEPHEN G. MCCONAHEY..... Stephen G. McConahey has been President and Chief
 Age 53                     Operating Officer of EVEREN since its inception in
 Director since 1995        May 1995. Mr. McConahey is President and Chief
                            Operating Officer of EVEREN Securities, Inc. and
                            has held such positions since January 1994. He was
                            Senior Vice President for Corporate and
                            International Development of Kemper Corporation
                            from 1990 through December 1993. He was also
                            Executive Vice President (Corporate and
                            International Development) of Kemper Financial
                            Services, Inc. from 1988 through December 1993 and
                            Senior Vice President of Kemper Financial
                            Companies, Inc. from 1990 through 1993. Mr.
                            McConahey is also a member of the Board of Trustees
                            of AMLI Residential Properties Trust, a publicly-
                            traded real estate investment trust that invests in
                            multi-family properties, and is an individual
                            general partner of Boettcher Venture Capital
                            Partners, L.P.

       DIRECTOR                               BIOGRAPHY
       --------       --------------------------------------------------------
 WILLIAM C. SPRINGER. William C. Springer has held the title of President and
 Age 57                Chief Executive Officer for Heinz U.S.A. since 1989. In
 Director since 1995   1992, he was appointed President of Heinz North
                       America, responsible for Heinz Canada and Heinz U.S.A.
                       Additionally, in September of 1993, he was elected to
                       the board of directors of H. J. Heinz Company. In 1997,
                       he assumed responsibility for the Weight Watchers
                       International operations of Heinz.

                         BOARD OF DIRECTORS COMMITTEES

  Composition. There are presently four standing committees of the Board of
Directors: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee, although the Board of Directors may, from time to time, establish other committees. During 1996, seven Board meetings, and no Executive Committee, three Audit Committee, three Compensation Committee and two Nominating Committee meetings were held.

  Executive Committee. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all of the authority of the Board of Directors (including the power to declare dividends and approve mergers and consolidations pursuant to Section 253 of the Delaware General Corporation Law ("DGCL")), except for those matters that the DGCL or EVEREN's Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee is comprised of Mr. Boris (Chairman) and Messrs. McConahey and Livingston.

  Audit Committee. The Audit Committee reports to the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial control practices of EVEREN and its subsidiaries (together the "Company"). The Audit Committee has general responsibility for oversight of financial controls, as well as the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent auditors. The Audit Committee is composed entirely of outside directors who are not now, and have never been, officers of the Company. The Audit Committee consists of Mr. Livingston (Chairman) and Messrs. Esrey, Kemp and Springer.

  Compensation Committee. The Compensation Committee is responsible for administering all of the Company's employee benefit and compensation plans. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Company, including establishing compensation programs, policies and practices, such as salary, cash incentives, long-term incentive compensation, stock purchase and other programs and making grants under such plans. No member of this committee will receive an award or payment under any employee plan, other than as described below. See "Compensation of Directors." The Compensation Committee is composed entirely of outside directors who are not now, and have never been, officers of the Company. The members of the Compensation Committee are Mr. Esrey (Chairman) and Messrs. Kemp, Livingston and Springer.

  Nominating Committee. The Nominating Committee considers and makes recommendations to EVEREN's Board of Directors with respect to the size and composition of the Board of Directors and Board committees and with respect to potential candidates for membership on the Board of Directors. Members of the Nominating Committee must be non-employee directors, and this committee is currently comprised of Mr. Springer (Chairman) and Messrs. Esrey, Kemp and Livingston.

  The Nominating Committee will consider nominees for director recommended by stockholders who (i) are entitled to vote at a meeting of stockholders; (ii) comply with EVEREN's By-laws provisions summarized below; and (iii) are stockholders of record at the time the required notice is delivered to the Secretary of EVEREN. EVEREN's By-laws require that notice of a nominee to be proposed by a stockholder for election at an annual meeting must be delivered to the Secretary of EVEREN at EVEREN's principal executive offices not less than sixty nor more than ninety days prior to the first anniversary of the preceding year's annual meeting. The notice must include all information relating to the stockholder's nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee's written consent to be named in the proxy statement as a nominee and to serve as a director if elected). The notice must also include the name and address of the stockholder submitting the proposed nominee as such information appears on EVEREN's stock records, and the class and number of shares of EVEREN stock owned by such person.

                           COMPENSATION OF DIRECTORS

  Directors who do not receive compensation as officers or employees of EVEREN are paid an annual retainer of $17,500, a fee of $2,500 paid in Common Stock for each meeting of the Board of Directors attended, and a cash fee of $1,000 for each committee meeting attended. The Compensation Committee is authorized to determine the amount of the annual retainer to be paid in Common Stock. Such directors are also reimbursed for reasonable travel and related expenses.

  EVEREN's 1995 Non-employee Directors Plan provides non-employee directors with incentives to improve EVEREN's performance by increasing their level of stock ownership and provides additional means of attracting and retaining non-employee directors through the issuance of Common Stock and the granting of non-qualified stock options. The 1995 Non-employee Directors Plan provides that, immediately following the date of each meeting of the Board of Directors, each non-employee director will receive a portion of his/her annual retainer in Common Stock. In addition, the 1995 Non-employee Directors Plan provides for an automatic grant of non-qualified stock options to purchase a designated number of shares of Common Stock following each annual meeting of stockholders. Participation in the 1995 Non-employee Directors Plan by non-employee directors is mandatory.

  The number of shares of Common Stock to be issued to each non-employee director for each board meeting is determined by dividing the per share fair market value of the Common Stock (as determined in good faith by the Board of Directors) into $2,500.

  A Non-Employee Directors' Voluntary Deferred Compensation Plan has been adopted which allows non-employee directors to voluntarily defer the receipt of any cash payment of fees for the then-current fiscal year by authorizing an irrevocable election prior to the beginning of each calendar year. Fees deferred under this nonqualified deferred compensation plan are deferred over a stated period and are credited with interest at the end of each calendar year at a rate as determined by the Board of Directors.

                      COMPENSATION OF EXECUTIVE OFFICERS

  Prior to the purchase on September 13, 1995 by the EVEREN Capital Corporation 401(k) and Employee Stock Ownership Plan (the "KSOP") of 96.6% of the then outstanding Common Stock from Kemper Corporation (the "Buy-Out"), certain officers and employees of EVEREN participated in various compensation plans of Kemper Corporation ("Kemper"). The following tables set forth certain information regarding the compensation paid or accrued by EVEREN and Kemper to or for the account of the Chief Executive Officer and each of the four most highly compensated executive officers of EVEREN for services rendered in all capacities during EVEREN's fiscal years ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                              ---------------------------------- -----------------------
                                                                         AWARDS
                                                                 -----------------------
                                                                                STOCK
                                                    OTHER ANNUAL  RESTRICTED  UNDERLYING  ALL OTHER
NAME AND PRINCIPAL                                  COMPENSATION STOCK AWARDS  OPTIONS   COMPENSATION
POSITION                 YEAR SALARY($) BONUS($)(1)    ($)(2)    ($)(3)(4)(5) (#)(6)(7)     ($)(8)
------------------       ---- --------- ----------- ------------ ------------ ---------- ------------
James R. Boris.......... 1996 $500,000  $1,027,500    $ 72,355    $  484,452    92,312    $2,621,554
 Chairman of the Board
  and                    1995  500,000   1,300,000     507,767     1,500,000    30,000       156,542
 Chief Executive Officer 1994  440,000     300,000     367,418       220,400    11,000       369,671
Stephen G. McConahey.... 1996  385,000     735,000      56,385       385,725    52,836     2,096,179
 President and           1995  385,000     900,000     743,832     1,000,000    22,500        30,036
 Chief Operating Officer 1994  350,000     175,000     335,498       261,000    14,000       206,777
David M. Greene......... 1996  250,000     431,250      52,576       183,439    32,316        32,491
 Senior Executive        1995  250,000     450,000     233,677             0    17,000        27,526
 Vice President          1994  200,000      85,000      21,468             0     4,350       118,340
Thomas R. Reedy......... 1996  250,000     375,000      37,994       167,239    31,230        32,151
 Senior Executive        1995  250,000     400,000     194,379             0    17,000        41,662
 Vice President          1994  200,000      85,000           0             0     4,350        87,357
Stanley R. Fallis....... 1996  250,000     281,250      50,231       152,927    29,000        30,285
 Senior Executive        1995  168,750     300,000     457,953             0    15,000        20,793
 Vice President (9)      1994   53,750           0           0             0         0        35,307

--------
(1) For 1996, the amounts shown in this column reflect the annual incentive bonus paid after 25% of such bonus was mandatorily deferred under the 1996 Restricted Stock Incentive Plan as well as mandatorily paid in the form of nonqualified stock options. The 1996 Restricted Stock Incentive Plan is a broad-based equity compensation plan in which salaried employees with base salaries over $50,000 and all commissioned employees may participate.
(2) For 1996, the amounts disclosed in this column include (i) compensation amounts paid as non-preferential dividend equivalents on restricted shares of Common Stock, (ii) the taxable benefits of various incentive trips the named executives participated in during 1996, and (iii) the taxable value of automobile allowances provided to each named executive. For 1994 and 1995, amounts in this column include the value on the vesting date of restricted stock and phantom restricted stock units awarded by Kemper.
(3) Amounts shown include awards granted for performance in 1996 from mandatory deferral of 25% of 1996 annual incentive award under the provisions of the 1996 Restricted Stock Incentive Plan. Under this plan, 25% of any incentive award is mandatorily deferred in restricted shares of Common Stock priced at 80% of the average of the last ten trading days' closing price for the year. Participants may voluntarily elect to exchange up to one-third of the restricted shares for the grant of a non-qualified stock option. Awards have been valued for this table using closing prices of Common Stock on the dates of such awards, with the exception of awards granted for 1996 performance for which the December 31, 1996 closing price of $22.375 was used. Shares granted in 1996 vest five years following grant. Shares granted for 1996 performance vest after two years and in accordance with the 1996 Restricted Stock Incentive Plan.
(4) Dividends are paid on unvested restricted shares at equivalent rates paid on shares of Common Stock.
(5) The aggregate number and value of restricted shares of Common Stock held by persons named in this table as of December 31, 1996 (inclusive of shares awarded for 1996 performance) are as follows: Mr. Boris, 30,728 shares, $687,539; Mr. McConahey, 23,074 shares, $516,281; Mr. Greene, 11,051 shares, $247,266; Mr. Reedy, 10,327 shares, $231,067 and Mr.
    Fallis, 9,428 shares, $210,952.
(6) Stock options displayed for 1996 relate to options granted under the EVEREN Capital Corporation 1995 Stock Plan and options issued to each named executive as a result of their voluntary election to exchange restricted stock received from the mandatory deferral of 25% of their 1996 annual incentive bonus under the 1996 Restricted Stock Incentive Plan. Stock options were also awarded to each named executive in February, 1997 as a result of the Compensation Committee's decision to pay a portion of the annual incentive bonus for 1996 performance in nonqualified stock options. Stock options displayed for 1994 were granted under Kemper's stock option plans and relate to Kemper common stock. The options were out of the money at the time of the completion of the merger transaction among Kemper and Zurich Insurance Company and its affiliates; therefore they were not exercised or cashed out and expired as worthless.
(7) The nonqualified stock options granted to each named executive in May, 1996 under the 1995 Stock Plan are subject to a five-year cliff vesting schedule. The nonqualified stock options granted to each named executive in February, 1997 for 1996 performance will become fully exercisable after three years. If a participant terminates service prior to the end of these vesting periods for reasons other than death, permanent disability or retirement, the options and all associated rights are forfeited and returned to EVEREN. Certain provisions exist for acceleration of vesting for various change of control scenarios.
(8) The amounts in this column for 1996 include: (i) for Messrs. Boris and McConahey, compensation of $2,500,000 and $2,000,000 as a result of the KSOP loan payoff bonus provisions of their 1995 Employment Agreements, and
    (ii) the amounts of employer contributions allocated to the accounts of the named executives under profit sharing plans (including the supplemental plan) maintained by EVEREN. In addition, the amounts reported include the second portion of EVEREN's contribution to the KSOP in connection with the Founders' Offering in 1995. In the Founders' Offering, EVEREN contributed to the KSOP an amount equal to one-half of the amount invested by each participant, with the amount of any investment by a participant limited to the lesser of 40% of the participant's 1995 compensation or $60,000. This contribution was made in two parts: half of the contribution was made December 31, 1995 and the other half made on March 31, 1996.
(9) For 1994, the amounts shown relate to the period January through March. For 1995, the amounts shown relate to the period April through December. During the other months of 1994 and 1995, Mr. Fallis was employed by Kemper but did no work on behalf of EVEREN. As a result, compensation paid to Mr. Fallis by Kemper during the time periods he was employed by Kemper is not included in his information.

                             OPTION GRANTS IN 1996

                                           INDIVIDUAL GRANTS
                                 -------------------------------------
                                                % OF TOTAL
                                   NUMBER OF     OPTIONS
                                     SHARES     GRANTED TO
                                   UNDERLYING   EMPLOYEES  EXERCISE OR            GRANT DATE
                          GRANT     OPTIONS     IN FISCAL  BASE PRICE  EXPIRATION  PRESENT
   NAME                  DATE(1) GRANTED (#)(2)  YEAR(3)    ($/SH)(4)     DATE     VALUE(5)
   ----                  ------- -------------- ---------- ----------- ---------- ----------
James R. Boris..........  5/8/96     52,500       28.6%     $10.7700     5/8/06    $295,920
                         2/19/97     20,000       26.8%      23.8125    2/19/07     225,360
                         2/19/97     19,812        8.2%      21.5875    2/19/07     236,972
Stephen G. McConahey....  5/8/96     33,750       18.4%      10.7700     5/8/06     190,234
                         2/19/97     12,000       16.1%      23.8125    2/19/07     135,216
                         2/19/97      7,086        2.9%      21.5875    2/19/07      84,756
David M. Greene.........  5/8/96     16,500        9.0%      10.7700     5/8/06      93,003
                         2/19/97      7,500       10.1%      23.8125    2/19/07      84,510
                         2/19/97      8,316        3.4%      21.5875    2/19/07      99,468
Thomas R. Reedy.........  5/8/96     16,500        9.0%      10.7700     5/8/06      93,003
                         2/19/97      7,500       10.1%      23.8125    2/19/07      84,510
                         2/19/97      7,230        3.0%      21.5875    2/19/07      86,478
Stanley R. Fallis.......  5/8/96     15,000        8.2%      10.7700     5/8/06      84,549
                         2/19/97     11,000       14.8%      23.8125    2/19/07     123,948
                         2/19/97      3,000        1.2%      21.5875    2/19/07      35,883

--------
(1) Options granted February 19, 1997 at $23.8125 were made in accordance with the Compensation Committee's decision to pay a portion of each executive's 1996 annual incentive award in the form of a nonqualified stock option. Options granted on February 19, 1997 at $21.5875 were made in accordance with the voluntary option exchange provision of the 1996 Restricted Stock Incentive Plan.
(2) Options granted on May 8, 1996 were subject to cliff vesting provisions whereby the underlying stock would become eligible for exercise after the fifth anniversary of the date of the grant. Options granted on February
    19, 1997 were subject to certain service-based, scheduled vesting provisions whereby one-third of the shares become eligible for vesting on each anniversary of the date of the grant.
    The options disclosed in this table do not contain a "reload" feature which would otherwise entitle an optionee who, within a stated period of time after the date the option was granted, pays all or any portion of the exercise price of an option with shares of Common Stock to receive a new nonqualified stock option to purchase a number of shares equal to the number of shares of Common Stock tendered in payment.
    The options disclosed in this table, if not fully exercised, automatically become fully exercisable upon a "change of control" of EVEREN, as defined in the award document and provisions of the 1995 Stock Plan and 1996 Restricted Stock Incentive Plan.
(3) For May 8, 1996, based on 183,750 shares. For February 19, 1997
    ($23.8125), based on 74,500 shares. For February 19, 1997 ($21.5875), based on 241,314 shares.
(4) For May 8, 1996, the option exercise price assigned by the Compensation Committee was the value of the Common Stock held by the KSOP on the grant date. For February 19, 1997, the $23.8125 option exercise price assigned by the Compensation Committee was the average of the high and low trading price for one share of stock on the February 7, 1997 meeting date when the Compensation Committee approved annual incentive awards for the 1996 calendar year. For February 19, 1997, the $21.5875 option price was determined from the average closing price of the last ten trading days in 1996 in accordance with the 1996 Restricted Stock Incentive Plan.
(5) Reflects value of option grants using a modified Black-Scholes option pricing model. The assumptions used for the variables in the model were:
    27% volatility; 7.0% risk free rate of return; a 0.50% dividend yield
    (which was the dividend yield as of the date of the grants); and a 10-year option term (which is the term of the option when granted). The actual gain executives may realize on the option grants will depend on the future price of the Common Stock and cannot be accurately forecast by any option pricing model.

                      AGGREGATED OPTION EXERCISES IN 1996
                      AND OPTION VALUES AT YEAR-END 1996

                                                                       VALUE OF
                                                                      UNEXERCISED
                                                      NUMBER OF      IN-THE-MONEY
                                                 UNEXERCISED OPTIONS  OPTIONS AT
                           SHARES                  AT FY-END(#)(1)   FY-END($)(2)
                         ACQUIRED ON    VALUE       EXERCISABLE/     EXERCISABLE/
NAME                     EXERCISE(#) REALIZED($)    UNEXERCISABLE    UNEXERCISABLE
----                     ----------- ----------- ------------------- -------------
James R. Boris..........     --          --           0/122,312      $0/$1,090,899
Stephen G. McConahey....     --          --           0/ 75,336       0/   746,775
David M. Greene.........     --          --           0/ 49,316       0/   462,118
Thomas R. Reedy.........     --          --           0/ 48,230       0/   461,263
Stanley R. Fallis.......     --          --           0/ 44,000       0/   409,455

--------
(1) Includes options granted on February 19, 1997 under the 1995 Stock Plan and the 1996 Restricted Stock Incentive Plan for 1996 performance.
(2) Based on the last sale price of Common Stock of $22.375 at December 31, 1996 if less, and the respective exercise price of these options.

                             EMPLOYMENT AGREEMENTS

  EVEREN has entered into employment agreements with nine of its current senior executives (each a "Senior Executive"), including each of Messrs. Boris, McConahey, Greene, Reedy and Fallis, that provide for them to be employed as executive officers of EVEREN. The following is a summary of the main features of the employment agreements.

  The employment agreements provide for each Senior Executive to receive a base salary and annual bonus (as a percentage of base salary) based principally on EVEREN's achievement of such performance standards as the Board of Directors may determine. The Board of Directors has the right to increase such base salaries and annually reviews and re-establishes bonus levels for the following year. Certain portions of such bonuses may be paid in restricted stock or other securities of EVEREN subject to applicable vesting requirements as the Board of Directors may determine. Under each of their employment agreements, Messrs. Boris and McConahey received special KSOP loan payoff bonuses of $2.5 million and $2.0 million, respectively, when the KSOP loans were repaid in full in May 1996.

  Pursuant to the employment agreements, the Senior Executives are employed at will. However, if EVEREN were to terminate a Senior Executive other than for Cause (as defined), or if a Senior Executive were to resign his or her employment for Good Reason (as defined), the Senior Executive would be entitled to receive a severance payment (in lieu of any benefits to which he or she might otherwise be entitled under any severance or similar plan or program of EVEREN) as follows:

  Messrs. Boris and McConahey would be entitled to receive a severance payment equal to the sum of (i) two times their annual base salary plus two times their target bonus at the time of such termination; plus (ii) a pro rata target bonus for the year in which such termination takes place; plus (iii) any unpaid annual bonus attributable to any prior year, provided that for such purposes Mr. Boris' target bonus will be not less than 200% of his base salary and Mr. McConahey's target bonus will be not less than 150% of his base salary.

  Each of the other Senior Executives would be entitled to receive an amount equal to the sum of (i) twelve months' base salary as of the date of the Senior Executive's termination (or as of any date within the preceding twelve months, if higher); provided, however, that if the Senior Executive has completed more than twelve years of service with EVEREN, the Senior Executive shall receive one additional month of base salary for each year of service in excess of twelve years not to exceed a total of twenty-four months' base salary; plus (ii) the Senior Executive's target bonus at the date of such termination; plus (iii) a pro-rated target bonus for the year in which the termination occurs; plus (iv) any unpaid bonus attributable to the preceding year.

  If any Senior Executive's employment is terminated by EVEREN other than for Cause or is terminated by the Senior Executive for Good Reason or is terminated due to the Senior Executive's death, any stock options, restricted stock or other equity interests in EVEREN's stock previously granted to the Senior Executive shall become fully vested on the Senior Executive's termination date provided that such accelerated vesting is not prohibited by law.

  If Mr. Boris' or Mr. McConahey's employment is terminated by that Senior Executive for Good Reason or by EVEREN other than for Cause within two years following a Change of Control (as defined), or if Mr. Boris' or Mr. McConahey's employment is terminated by EVEREN other than for Cause prior to a Change of Control involving the acquisition of the Company and the termination is made at the request of the buyer, EVEREN will pay an amount equal to the sum of (i) three years' base salary as of the date of such termination (or as of any date within the preceding twelve months, if higher); plus (ii) three times their respective maximum bonus at the date of such termination, provided that for such purposes, Mr. Boris' maximum bonus will be not less than 400% of his base salary and Mr. McConahey's maximum bonus will be not less than 300% of his base salary; plus (iii) a pro-rated target bonus for the year in which the termination occurs; plus (iv) any unpaid annual bonus attributable to the preceding year.

  If any of the other Senior Executives' employment is terminated by that Senior Executive for Good Reason or by EVEREN other than for Cause within two years following a Change of Control, or if any of the other

Senior Executives' employment is terminated by EVEREN other than for Cause prior to a Change of Control involving the acquisition of EVEREN and the termination is made at the request of the buyer, EVEREN will pay to that Senior Executive an amount equal to the sum of (i) two years' base salary as of the date of that Senior Executive's termination (or as of any date within the preceding twelve months, if higher); plus (ii) two times that Senior Executive's maximum bonus at the date of such termination; plus (iii) a pro-rated target bonus for the year in which the termination occurs; plus (iv) any unpaid annual bonus attributable to the preceding year.

  In the case of death, the Senior Executive's estate would receive payments under the employment agreements of an amount equal to three months' base salary (six months in the case of Messrs. Boris and McConahey) plus a pro-rated target bonus through the date of death.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed entirely of four outside directors who are not now, and have never been, officers of the Company. (Mr. Kemp became a member of the Compensation Committee in February 1997 and did not participate in any of the activities discussed in this report.) The Compensation Committee is responsible for administering all of the Company's employee benefit and compensation plans. The Compensation Committee establishes corporate policies and practices with respect to the compensation of senior management, officers and other employees of the Company, including salary, cash incentives, long term incentive compensation, stock purchase and other equity ownership plans and makes grants under such plans. No member of this committee may receive an award or payment under any employee plan. The following report summarizes the Company's executive compensation philosophy and discusses the factors considered by the Compensation Committee when determining the compensation of EVEREN's Chief Executive Officer and other executive officers for its 1996 fiscal year.

EXECUTIVE COMPENSATION OVERVIEW

  There is intense competition in the securities industry for client assets, services and key executive talent. To ensure the Company's continued success, the Company's executive compensation plans are designed to attract, retain, motivate and appropriately reward individuals who are responsible for the Company's short-term and long-term profitability, growth and return to stockholders. Executive compensation is structured in a manner that is flexible and reflects the mix of individual performance, operating unit performance and overall Company performance. Finally, the Compensation Committee believes the Company's various voluntary equity participation plans that are available to all employees foster a culture that encourages strong individual performance and provides all employees the opportunity to participate in the future performance of the Company.

  In the Fall of each year, the Compensation Committee conducts a review of the Company's executive compensation programs to ensure that such plans are consistent with the Company's short and long term business plans as well as any changes in laws and regulations which may impact compensation plans. In this analysis, the Compensation Committee reviews executive compensation information available from commercially-available surveys and peer company proxy statements to ensure that total compensation levels are competitive with other companies that compete with the Company for key executive talent.

  Finally, the Company's executive compensation programs are designed in a manner to be cost effective and tax effective, while maintaining the flexibility needed to approve compensation arrangements which may not always qualify for full tax deductibility.

ELEMENTS OF EXECUTIVE COMPENSATION

  The Company's executive compensation program consists of four elements: base salary, annual incentive awards, long term incentive awards and benefits/perquisites.

 Base Salaries.

  To verify that total compensation levels are appropriate and competitive, the Company reviews commercially available compensation surveys and proxy statements of other securities brokerage companies. Since the Compensation Committee reviews total cash compensation levels of its executives to determine the Company's competitive position, the Compensation Committee does not believe that it is appropriate compensation philosophy to establish a formal policy for executive officers' base salaries at this time.

  The base salaries of the Company's executive officers are reviewed every twenty four months, with any adjustments becoming effective January 1. Adjustments to base salaries are determined by the Compensation Committee after considering the Company's and the executive's performance, relevant labor market adjustments, as well as the Company's ability to adjust base salaries. No adjustments to base salaries for the named executives occurred in 1996.

 Annual Incentive Compensation.

  The annual incentive compensation opportunity established for each executive is designed to improve the Company's annual financial performance by rewarding the achievement of progressively more challenging annual performance objectives. Annual bonuses are awarded in accordance with the Company's Senior Management Incentive Compensation Plan (the "SMICP"). See discussion under "APPROVAL OF EVEREN CAPITAL CORPORATION SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN" later in this proxy statement.

  Under the SMICP, various strategic goals are established at the beginning of the year for EVEREN and for each operating unit, as a basis for achieving bonus awards. The annual bonus opportunity for each executive officer is stated as a "minimum", "target" and "maximum" percent of his/her base salary, with a maximum bonus payment of $5,000,000 to any one participant. To determine the amount of any annual bonus opportunity the executive shall be eligible to receive, the Compensation Committee will (a) assign the relative importance of each objective to the achievement of such bonus opportunity, (b) certify performance achieved against each performance objective, and (c) consider (a) and (b) to determine what portion, if any, of the executive's maximum bonus opportunity to pay.

  Certain portions of such annual bonuses may be paid in restricted stock or other securities of EVEREN, subject to applicable vesting requirements, as the Compensation Committee may determine.

 Long Term Incentives.

  Subject to the general eligibility and vesting provisions of the 1995 Stock Plan and the 1996 Restricted Stock Incentive Plan, and the availability of shares of Common Sock reserved under those plans, each executive may receive a periodic award of Common Stock to more closely align management's interests with stockholders, as well as pay a meaningful portion of annual incentive compensation in the form of EVEREN Common Stock.

  1995 Stock Plan. Under this plan, the executive may receive a long term incentive award in the form of restricted stock, stock options, stock appreciation rights, phantom stock or performance units. The size and eligibility of any such award will reflect the Compensation Committee's judgment as to the level of contribution the executive may make to creating long term stockholder value.

  1996 Restricted Stock Incentive Plan. Under the provisions of the Restricted Stock Incentive Plan (the "Restricted Stock Plan"), twenty five percent (25%) of each executive's annual incentive compensation is automatically paid in the form of restricted Common Stock. The restricted stock is awarded at eighty percent (80%) of the average closing price of the last ten consecutive trading days in the calendar year to which the bonus relates. Vesting in the restricted stock occurs following the completion of the second anniversary of the award for executives with five or more years of service with the Company, and following the third anniversary of the award for executives with less than five years of service with the Company. Any executive receiving an award of restricted stock under this plan may voluntarily exchange up to 33
1/3 percent of the shares to which he or she was entitled for a non-qualified stock option on a three for one basis. The exercise price for the non-qualified stock option is the average closing price of the last ten consecutive trading days in the calendar year to which the bonus relates. Vesting occurs on a graded basis, with one third of the shares becoming exercisable on each of the first three anniversaries for executives with five or more years of service with the Company, and twenty percent of the shares becoming exercisable on each of the first five anniversaries for executives with less than five years of service with the Company. Regardless of which vesting schedule applies, the non-qualified stock options have a ten year life, with plan provisions for accelerated vesting upon change in control, death, disability or retirement.

 Benefits/Perquisites.

  The Compensation Committee reviews, from time to time, the appropriateness of providing certain benefits and perquisites to executive officers. Executives currently participate in the EVEREN 401(k) and Employee Stock Ownership Plan, its Supplemental Deferred Compensation Plan and are provided with certain automobile allowances and other special liability insurances.

  401(k) and Employee Stock Ownership Plan. EVEREN maintains the 401(k) and Employee Stock Ownership Plan (the "KSOP"), which is qualified under Section 401 of the Internal Revenue Code of 1986 (the "Code"). For 1996, executives elected to participate in the KSOP by deferring up to 10% (limited to $9,500) of the first $150,000 of eligible compensation. For 1996, EVEREN matched 50% on the first five percent (5%) of employee contributions in the form of EVEREN Common Stock priced at the original KSOP purchase price of $6.8405 per share. In addition, executives who participated in the Founders' Offering during 1995 received the second installment of the initial Company match on any investment made in 1995. This Company contribution was made on March 31, 1996. For 1996, the maximum total Company and employee contribution under the KSOP was $30,000; however, because of the Company's actual contribution rate and other limitations placed on the KSOP by the Code, the actual Company contribution to any employee was less than that amount.

  Supplemental Deferred Compensation Plan. The Company established the Supplemental Deferred Compensation Plan (the "Supplemental Plan") to provide compensation deferral opportunities to certain participants in the KSOP whose benefit in the KSOP is subject to limitations imposed by the Code. Employee and employer-matching contributions to the Supplemental Plan are the same as the KSOP, but without regard to limitations placed on certain highly compensated employees under the Code. Employer matching contributions are credited to a deferred compensation account maintained on the books of the Company. As an unfunded and unsecured promise to pay certain benefits in the future, the payments to participants (or his/her designated beneficiary or any other beneficiary) under the Supplemental Plan are made from the general assets of the Company.

PROCEDURES FOR THE CHIEF EXECUTIVE OFFICER'S 1996 COMPENSATION

  Base Salary. The Compensation Committee considered Mr. Boris' compensation at the beginning of the fiscal year and determined not to make any adjustments to Mr. Boris' base salary.

  Objective Performance Goals Established for 1996. Prior to the beginning of the 1996 fiscal year, the Compensation Committee established six performance objectives (consolidated net income, return on broker/dealer equity, increase in stock value, compensation and benefit expenses as a percent of net revenue, relative increase in fee revenues as a percent of fixed expense and relative increases in net fee revenues per employee) for Mr. Boris in order to reward achievements which would increase Company performance in 1996 as well as reward achievements to be completed in 1996 which would benefit the Company in the future.

  KSOP Loan Payoff Bonus. In accordance with Mr. Boris' employment agreement with EVEREN, the Compensation Committee authorized the payment of a KSOP loan payoff bonus of $2,500,000 when the KSOP loans were repaid in full in May, 1996.

  Annual Incentive Award. Based on the results achieved on the six performance objectives established by the Compensation Committee at the beginning of the fiscal year, the relative importance of each objective to Mr. Boris' annual incentive opportunity, as well as the strategic events which occurred in 1996 under Mr. Boris' leadership, the Compensation Committee determined that Mr. Boris should receive the maximum annual incentive award of $1,500,000. After further discussions regarding the portion of cash compensation which was to be deferred in shares of restricted stock under EVEREN's Restricted Stock Plan, the Compensation Committee determined that $130,000 of Mr. Boris' 1996 annual incentive award should be paid in the form of a non-qualified stock option to acquire 20,000 shares of Common Stock. Finally, and in accordance with the Restricted Stock Plan, twenty five percent of the remaining cash bonus ($342,500) was paid in 19,832 shares of restricted Common Stock. Mr. Boris voluntarily elected to trigger the option exchange provision of the Restricted Stock Plan and exchanged one third of the shares of restricted stock to which he was entitled (6,604) for a grant of a non-qualified stock option to acquire 19,812 shares of Company Stock.

  Long Term Incentive Awards. In order to more closely align Mr. Boris' interests with the long term interests of EVEREN's stockholders, the Compensation Committee granted Mr. Boris 17,500 shares of restricted Common Stock and issued an option grant to acquire 52,500 shares of Common Stock at its May 8, 1996 meeting. Such awards vest and become fully exercisable following completion of the fifth anniversary of the award.

COMPLIANCE WITH SECTION 162(M)

  Section 162(m) of the Code establishes a limit on corporate deductions of $1,000,000 for compensation paid to any executive. This limit is eliminated if certain conditions are met. Because EVEREN's 1995 Stock Plan and 1996 Restricted Stock Incentive Plan satisfy, and the proposed Senior Management Incentive Compensation Plan, if approved by EVEREN's stockholders at the 1997 Annual Meeting of Stockholders, will satisfy these conditions, EVEREN anticipates that the compensation to be paid to any executive during calendar year 1997 will meet the criteria for deductibility pursuant to Section 162(m) of the Code.

                                          THE COMPENSATION COMMITTEE

                                          William T. Esrey, Chairman
                                          Homer J. Livingston, Jr.
                                          William C. Springer

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the change in the cumulative total stockholder return on EVEREN's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and an index prepared by EVEREN using firms included in the Financial Services Analytics' Composite Brokerage Stock Index. The graph is marked in intervals of an approximately equal number of trading days and assumes a $100 investment made on October 8, 1996 and reinvestment of all dividends.

                           [LINE GRAPH APPEARS HERE]

Index Calculations

                        10/8/96    10/25/96    11/15/96    12/9/96    12/31/96
                        -------    --------    --------    -------    --------

Other Brokerage Firms     $100       $ 97        $104        $109       $113

S&P 500                   $100       $100        $105        $107       $105

EVEREN Capital            $100       $102        $117        $124       $121

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee was an officer or employee of EVEREN or any of its subsidiaries, and no "compensation committee interlocks" (as defined by the Securities and Exchange Commission) existed during the last fiscal year.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to beneficial ownership of EVEREN's Common Stock as of March 14, 1997 by (i) each named executive officer, (ii) each holder of more than five percent of EVEREN's Common Stock and (iii) all current directors and executive officers as a group.

                                                                PERCENTAGE OF
                                         NUMBER OF SHARES OF   SHARES OF COMMON
      NAME AND ADDRESS OF BENEFICIAL        COMMON STOCK            STOCK
      OWNER(1)                          BENEFICIALLY OWNED(2) BENEFICIALLY OWNED
      ------------------------------    --------------------- ------------------
      James R. Boris..................          307,590(3)            1.8%
      Stephen G. McConahey............          216,036(4)            1.3%
      William T. Esrey................            3,587                 *
      Jack Kemp.......................                0                 *
      Homer J. Livingston, Jr.........            7,900                 *
      William C. Springer.............            3,328                 *
      David M. Greene.................           54,897(5)              *
      Thomas R. Reedy.................           45,445                 *
      Stanley R. Fallis...............           37,629                 *
      Chase Manhattan Bank, not in its
       individual or corporate
       capacity but solely as trustee
       of the KSOP
       770 Broadway--10th Floor
       New York, NY 10003.............       10,688,606              62.6%
      All directors and executive
       officers as a group (14
       persons, including the above)..          806,869               4.7%

--------
*Less than 1% of the shares outstanding.
(1) Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o EVEREN Capital Corporation, 77 West Wacker Drive, Chicago, Illinois 60601
(2) Included in the shares noted above as being beneficially owned by EVEREN's executive officers are the following shares that are owned of record by Chase Manhattan Bank as trustee of the KSOP: Mr. Boris, 37,364 shares; Mr. McConahey, 35,262 shares; Mr. Greene, 34,491 shares; Mr. Reedy, 28,263 shares; Mr. Fallis, 21,346 shares; and all executive officers as a group, 212,467 shares. These shares are also included in the number of shares shown above as being beneficially owned by Chase Manhattan Bank and are subject to the voting arrangement described below.
(3) Includes 1,400 shares held by Mr. Boris' wife and 1,000 shares held for the benefit of two children.
(4) Includes 750 shares held for the benefit of Mr. McConahey's children.
(5) Includes 2,500 shares held by Mr. Greene's wife.

  The shares of Common Stock referenced above as being beneficially owned by Chase Manhattan Bank are specifically allocated to participants' accounts in the EVEREN Capital Corporation 401(k) and Employee Stock Ownership Plan (the "KSOP"). Participants in the KSOP who receive this Proxy Statement in their capacity as participants in the KSOP will receive a voting instruction form in lieu of a proxy, which will allow them to direct the voting of the shares of Common Stock allocated to their KSOP accounts. If a participant fails to direct Chase Manhattan Bank (the "KSOP Trustee") as to how to vote the shares allocated to the participant's KSOP account, then the KSOP Trustee will vote those shares, together with unallocated shares, in the same proportion as the KSOP Trustee was directed by the other participants who gave voting directions. Notwithstanding the foregoing, however, the KSOP Trustee will in all cases exercise its independent judgment in voting shares of Common Stock if doing so is necessary to satisfy its ERISA fiduciary obligations.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires EVEREN's directors and executive officers and persons who own more than 10% of a registered class of EVEREN's equity security, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock. Based solely on review of the copies of such reports furnished to EVEREN or written representations that no other reports were required, EVEREN believes that, during the 1996 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that (i) one report, covering an aggregate of five transactions, was filed two days late by Mr. Boris; (ii) one report, covering an aggregate of two transactions, was filed two days late by Mr. McConahey; (iii) the initial ownership report and one additional report covering one transaction were filed late by Mr. McGivern; and (iv) the initial report and one additional report covering one transaction were filed late by Mr. Sullivan.

                                PROPOSAL NO. 2:

           APPROVAL OF EVEREN CAPITAL CORPORATION SENIOR MANAGEMENT
                          INCENTIVE COMPENSATION PLAN

  Under section 162(m), which was added to the Internal Revenue Code of 1986 in 1993, in order for compensation in excess of $1,000,000 for any taxable year paid to a person employed by EVEREN on the last day of the taxable year to be deductible by EVEREN, such compensation must qualify as "performance-based." The Compensation Committee of the Board of Directors has adopted the EVEREN Capital Corporation Senior Management Incentive Compensation Plan ("SMICP"), subject to stockholder approval, under which annual incentive compensation to be paid to named executive officers subject to section 162(m) would be performance-based for purposes of exemption from the limitations of section 162(m). The terms adopted by the Compensation Committee are as follows:

  . The class of persons covered consists of those key members of senior management designated by the Compensation Committee at the first meeting of the Board of Directors of each calendar year.

  . The performance criteria for annual incentive payments to participants for performance years 1997 and thereafter will be limited to objective tests based on one or more of the following: financial results (i.e., consolidated net income, return on equity, return on net income, stock price appreciation, debt ratings, and consummation of various finance transactions), employee productivity (i.e., compensation and benefits expense as a percent of net revenue, fee revenue as a percent of fixed costs, client assets under management) and stockholder value added results, any of which may be measured either in absolute terms or as compared to another company or companies. Use of any other criterion will require ratification by stockholders if failure to obtain such approval would jeopardize the tax deductibility of future incentive payments.

  . In administering the SMICP and determining incentive awards, the Compensation Committee will not have the flexibility to pay a participant more than the "maximum" annual incentive compensation opportunity as established by the Compensation Committee at the beginning of the applicable calendar year. The Compensation Committee will have the flexibility, based on its business judgment, to reduce this amount.

  . There will be a maximum individual annual incentive amount limit of $5,000,000 for any participant for any performance year. This annual incentive payment maximum will be not increased without ratification by stockholders if failure to obtain such approval could result in future annual incentive payments not being tax deductible.

  On February 7, 1997, the Compensation Committee adopted performance objectives for the 1997 performance year and established directly related payment schedules for each of the executive officers of EVEREN consisting of 9 persons.

  It should be noted that while the Compensation Committee's intent is to prevent section 162(m) from limiting the deductibility of annual incentive compensation payments, no advance determinations will be obtained from the Internal Revenue Service in this regard. For this reason, and because of possible unforeseen future events, it is impossible to be certain that all annual incentive compensation paid by EVEREN to named executive officers will be tax deductible. The foregoing shall not preclude the Compensation Committee from making other compensation payments under different terms even if they do not qualify for tax deductibility under section 162(m).

HYPOTHETICAL PAYMENTS BASED ON 1996 RESULTS

  As discussed above, awards under the terms adopted by the Compensation Committee will be based upon performance goals established with respect to the 1997 performance year and to be established with respect to future years. No incentive compensation under these terms has yet been earned by any participant since the performance periods have not yet been completed. Accordingly, the amount of annual incentive compensation to be paid in the future to EVEREN's current or future named executive officers subject to section 162(m) cannot be determined at this time since actual amounts will depend on actual performance measured against the attainment of pre-established performance goals and on the Compensation Committee's discretion to reduce such amounts. Had this proposal been in effect for 1996, the Board of Directors believes that the annual incentives that would have been paid to the named executive officers and to all executive officers as a group would have been substantially the same as is reported in the Summary Compensation Table for the named executive officers and for the executive officers as a group.

  A copy of the SMICP is attached as Exhibit A. Stockholders are encouraged to review the SMICP document carefully.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN.

                                PROPOSAL NO. 3:

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed Deloitte & Touche LLP as independent accountants to examine the consolidated financial statements of EVEREN for the year ending December 31, 1997 and to perform other appropriate accounting services.

  A proposal will be presented at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as EVEREN's independent accountants. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be available to respond to appropriate questions and make statements if the representative so desires. If the stockholders do not ratify this appointment, the Board of Directors will reconsider its appointment.

  On October 3, 1995, upon recommendation by the Board of Directors, EVEREN appointed Deloitte & Touche LLP as its new independent accountants to replace KPMG Peat Marwick LLP as the Company's certifying independent accountant. During the 24 months preceding such replacement of KPMG Peat Marwick LLP as the auditors, there existed no problems relating to any matter of accounting principles or practices, financial statement disclosures, auditing scope or procedures, or compliance with applicable rules of the Securities and Exchange Commission, which problems, if not resolved to the satisfaction of KPMG Peat Marwick LLP, would have caused them to make reference to such problems in their reports. In addition, for each of the past two fiscal years, the reports of KPMG Peat Marwick LLP on such financial statements did not include an adverse opinion or a disclaimer of opinion, nor was it qualified as to uncertainties, audit scope, or accounting principles. The opinion for the fiscal year ended December 31, 1993 was modified to reflect the change in accounting for adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

  During the fiscal year ended December 31, 1994 and through October 3, 1995, EVEREN had not consulted with Deloitte & Touche LLP regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on EVEREN's financial statements or (2) concerning the subject matter of a disagreement with the former auditor, or a reportable event as described in Regulation S-K Item 304(a)(2).

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

                                 OTHER BUSINESS

  As of April 4, 1997, the Board of Directors does not know of any other business to be acted upon at the meeting. However, if any matters other than those referred to above properly come before the meeting, the persons named in the proxy card intend to vote on such matters in accordance with their best judgment.

                               VOTING PROCEDURES

  It is intended that proxies solicited by the Board, unless otherwise specified therein, will be voted in accordance with the recommendations of the Board of Directors.

  With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted.

  With the exception of the election of directors, which requires a plurality of the votes cast, EVEREN's By-laws provide that the affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of each proposal presented in this proxy statement. Abstentions and withheld votes will not be considered "votes cast" and will be excluded entirely from the vote and will have no effect.

  Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners, but are not permitted to vote on certain other matters in the absence of such instructions. The withholding of a vote on a matter by a broker who has not received instructions and is not otherwise permitted to vote on such matter is known as a "broker non-vote." Accordingly, broker non-votes will not be considered "votes cast" with respect to any matter to be considered at the Annual Meeting and will have no effect on the outcome of the vote on such matter.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the next annual meeting in 1998 should be directed to the corporate secretary of EVEREN and, according to EVEREN's By-laws, must be received by EVEREN no earlier than February 5, 1998 or later than March 7, 1998 for inclusion in the proxy statement and proxy card relating to that meeting.

                                          Janet L. Reali
                                          Corporate Secretary

                                          April 4, 1997

                          EVEREN CAPITAL CORPORATION

                 SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

1. PURPOSE. The purpose of EVEREN Capital Corporation's (the "Company") 1997 Senior Management Incentive Compensation Plan (the "Plan") is to properly reward and motivate key executive officers who achieve significant results against annual operating goals and deliver increased stockholder value. The Plan is an important element in the Company's performance-based, total compensation philosophy which attracts talented executives and encourages such executive officers to remain employed with the Company.

2. ADMINISTRATION. The committee appointed to administer the Plan (the "Committee") shall be the Compensation Committee of the board of directors of the Company (the "Board of Directors" or "Board") or another committee consisting of not less than two nonemployee directors of the Company appointed by the Board of Directors.

2.1 AUTHORITY OF COMMITTEE. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participating employees and their legal representatives.

2.2 INDEMNIFICATION. No member of the Board, no member of the Committee and no employee of the Company or any subsidiary shall be liable for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

3. ELIGIBILITY. The Committee will certify the names of key members of senior management who will be eligible to participate in this Plan at the first Board meeting of each calendar year (the "Participants").

4. OBJECTIVE PERFORMANCE GOALS. As soon as practicable following the completion of the Company's annual business planning process, and within 90 days following the commencement of each calendar year, the Committee will establish objective performance-based goals in writing for each Participant while the outcome is substantially uncertain. Such objective performance goals will be based on one or any combination of the following: financial results (i.e., consolidated net income, return on equity, return on net income, stock price appreciation, debt ratings, and consummation of various finance transactions), employee productivity (i.e., compensation and benefits expense as a percent of net revenue, fee revenue as a percent of fixed costs, client assets under management) and stockholder value added results.

4.1 SPECIFIC PERFORMANCE TARGETS. Since the material terms of any objective performance goal established by the Committee may involve confidential information that, if disclosed, would adversely affect the Company, the Committee retains discretion to establish specific targets with respect to the more general performance goals set forth in this Plan.

4.2 MEASUREMENTS AND ADJUSTMENTS. Performance may be measured on a consolidated basis or operating unit level and may be measured absolutely or relative to the Company's peers. In addition, the Committee may adjust the performance goals to account for the effects of any extraordinary items which occurred during the calendar year as it deems appropriate.

4.3 SHAREHOLDER APPROVAL. Since the general business criteria on which any specific performance target is based is subject to stockholder approval before any compensation is paid to Participants under the Plan, no payments under this Plan shall be made until shareholders of the Company approve the Plan.

5. INCENTIVE AWARDS.

5.1 INCENTIVE AWARD OPPORTUNITIES. Within 90 days following the commencement of each calendar year, the Committee shall establish a "target" and "maximum" annual incentive compensation opportunity (the

"Award") for each Participant. The Award will be stated as a percent of his/her then current base salary and will represent the maximum payment which may be earned by the Participant. The sum of all Participants' Awards will establish the maximum amount to be paid to all Participants under the Plan.

5.2 MAXIMUM COMPENSATION TO BE PAID. The maximum annual incentive compensation which may be paid to any Participant under the Plan is $5,000,000.

5.3 PAYMENT OF AWARDS.

(1) Within 90 days of the completion of each calendar year, the Committee will certify the performance achieved for each objective performance goal and determine, in writing, the amount of any Award to be paid to each Participant. The Committee will consider performance achieved against objective performance goals and use its discretion to determine what portion, if any, of the Participant's Award to be paid.

(2) Each Participant shall receive payment in cash of his/her Award as soon as practicable following the determination made pursuant to Section 5.3. Certain portions of any Award may be paid in shares of restricted stock or other securities of the Company, subject to applicable vesting requirements, as the Committee may determine.

(3) Partial payments may be made to Participants during the course of the calendar year, in the sole discretion of the Committee, provided that the aggregate of such partial payments may not exceed the amount of the Award that a Participant may otherwise be entitled under Section 5.3.

(4) Payment of any Award under this Plan shall be made within 90 days of the completion of the calendar year to which the bonus relates (the "Bonus Payment Date").

(5) If a Participant is disabled (as defined in the Company's short or long term disability plan) during any part of a calendar year, such Participant shall be eligible for a prorata portion of any Award payable based on performance for such calendar year. Such prorata payment shall be determined by multiplying (a) the amount of the annual Award that the Committee determines would have been payable to the Participant for the calendar year, times (b) the number of full months of the Participant's employment with the Company during the calendar year while not disabled, divided by 12.

(6) Upon termination of employment from the Company, for any reason, prior to the Bonus Payment Date, the right to receive any payment from the Plan for that calendar year shall be forfeited.

5.4 ADJUSTMENTS. The Committee is authorized at any time during the calendar year, in its sole and absolute discretion, to reduce or eliminate the Award established for any Participant for any reason, including changes in the position or duties of a Participant with the Company.

6. EMPLOYMENT RIGHTS. Neither participation in the Plan, nor the exercise of any right granted under the Plan, shall be made a condition of employment, or of continued employment with the Company or any subsidiary. Participation in the Plan does not limit the right of the Company or any subsidiary to terminate a Participant's employment at any time or give any right to a Participant to remain employed by the Company or any subsidiary in any particular position or at any rate of remuneration.

7. TAX WITHHOLDING. The Company shall have the right to withhold with respect to any payments made to a Participant under this Plan any taxes required by law to be withheld with regard to such payment.

8. AMENDMENTS, SUSPENSION AND TERMINATION. The Board of Directors may amend, suspend or terminate the Plan at any time, provided that no such amendment shall be effective unless approved within 12 months after the date of adoption of such amendment by the affirmative vote of stockholders holding the majority of the outstanding shares of common stock entitled to vote if such stockholder approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension or following termination of the Plan.

9. APPLICABLE LAWS. The Plan, and any payments made pursuant to the Plan, are intended to qualify as performance based compensation within the meaning of
Section 162(m) of the Internal Revenue Code, as from time to time amended, or its successor provisions. To the extent that Federal laws do not otherwise control, the Plan shall be governed by the laws of Illinois and construed accordingly.

10. ARBITRATION OF DISPUTES. Any dispute between the Company or any of its affiliates and any Participant relating to this Plan shall be submitted to arbitration before the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc. in accordance with its rules and regulations.

11. EFFECTIVE DATE AND STOCKHOLDER APPROVAL. The Plan shall become effective on January 2, 1997, provided it is approved by the stockholders of the Company. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

Proxy

EVEREN CAPITAL CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints James R. Boris, Janet L. Reali and Stanley
R. Fallis, and each of them, each with full power to act without the others, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of EVEREN Capital Corporation (the "Company") that the undersigned would be entitled to vote, if personally present, at the 1997 Annual Meeting of Stockholders to be held on May 6, 1997 or any adjournment or postponement thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side. The proxies, in their discretion, may vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, and on other matters which may properly come before the 1997 Annual Meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the proposals set forth below and as recommended by the Board of Directors.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Please mark vote in oval in the following manner using dark ink only.

The Board of Directors recommends a vote FOR all proposals.

                                                                    For All
1.   Election of Directors --                                       Except the
                                                For     Withhold    following
Nominees: James R. Boris, William T. Esrey,     All     All         nominee(s)
Jack Kemp, Homer J. Livingston, Jr.,            / /     / /         / /
Stephen G. McConahey and William C. Springer

________________________________

2.   Approval of the EVEREN Capital Corporation       For     Against    Abstain
Senior Management Incentive Compensation Plan         / /     / /        / /

3.   Ratification of appointment of Deloitte &        For     Against    Abstain
Touche LLP as independent accountants for 1997        / /     / /        / /

4. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof

IMPORTANT--This Proxy must be signed and dated below

Dated: ___________________________________, 1997

Signature(s) ___________________________________

________________________________________________

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer or person.


Number of shares_____________